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Exhibit 10.2

            September 8, 2010

VIA HAND DELIVERY

J. William Efcavitch

Re:
Separation Agreement and Release

Dear Dr. Efcavitch:

        This letter summarizes the terms of your separation from employment with Helicos BioSciences Corporation (the "Company") and the separation agreement and release between you and the Company (the "Agreement"). The purpose of this Agreement is to establish an amicable arrangement for ending your employment relationship and to release the Company from any claims. With these understandings and in exchange for the promises by you and the Company as set forth below, you and the Company agree as follows.

        1.     Employment Status and Final Payments:

        (a)   Your termination from employment with the Company will be effective as of September 8, 2010 (the "Termination Date"). As of the Termination Date, your salary will cease, and any entitlement you have or might have under a Company-provided benefit plan, program, contract or practice will terminate, except as required by federal or state law and except with respect to the Company's group medical and dental plans, which shall be subject to continuation pursuant to Section 1(c) below. To the extent permitted by and under the Company's life insurance and long term disability policies, you may be eligible to elect to extend your coverage under such policies after the Termination Date at your own cost and expense.

        (b)   As of the Termination Date, you will have been paid all wages earned but unpaid and will have been paid for all vacation time accrued but unused as of the Termination Date.

        (c)   The Termination Date shall be the date of the "qualifying event" under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") and the Company will present you with information on COBRA under separate cover. If you timely elect continuation of coverage under COBRA, you may continue participating in the Company's group medical and dental plans in which you are currently participating ("Group Health Plans") after the Termination Date at your own premium cost subject to the terms of COBRA.

        2.    Consideration:    In exchange for, and in consideration of, your full execution of and adherence to this Agreement, and after any applicable revocation period set forth in Section 12 has expired, the Company agrees to provide you with a limited waiver under Section 2 of the Employee Noncompetition Agreement, dated as of September 7, 2004, between you and the Company (the "Noncompetition Agreement"), whereby pursuant to such limited waiver the Company shall permit you to accept employment with Affymetrix, Inc. Except with respect to the limited waiver as set forth in the preceding sentence of this Section 2, you hereby agree and acknowledge that each of the Employee Non-Disclosure and Developments Agreement, dated as of September 7, 2004, between you and the

Company and the Employee Noncompetition Agreement, shall remain in full force and effect in accordance with their respective terms.

        3.     Stock Awards/Change in Control Agreement/Housing and Commuting Expenses:

        (a)   As set forth in the Helicos BioSciences Corporation Stock Option and Incentive Plan and your equity incentive agreements with the Company ("Equity Award Agreements"), your options to purchase stock in the Company and any restricted stock awards that you hold will cease vesting on the Termination Date. All of your rights and obligations to restricted stock awards and stock options, including without limitation vesting, exercise and expiration, are governed by the terms and conditions of the Helicos BioSciences Corporation Stock Plan and the Equity Award Agreements.

        (b)   You agree that you shall have no further rights under the Change in Control Agreement between you and the Company dated August 8, 2007 (the "Change in Control Agreement"), and that as of the Termination Date, the Change in Control Agreement shall be null and void.

        (c)   You agree that your current monthly housing allowance and reimbursement of commuting expenses shall terminate as of the Termination Date.

        4.    Release:    In exchange for the limited waiver described in Section 2, which are in addition to anything of value to which you are entitled to receive, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, you and your representatives, agents, estate, heirs, successors and assigns, absolutely and unconditionally hereby release, remise, discharge, indemnify and hold harmless the Company Releasees (defined to include the Company and/or any of its parents, subsidiaries or affiliates, predecessors, successors or assigns, and its and their respective current and/or former partners, directors, shareholders/stockholders, officers, employees, attorneys and/or agents, all both individually and in their official capacities), from any and all actions or causes of action, suits, claims, complaints, contracts, liabilities, agreements, promises, torts, debts, damages, controversies, judgments, rights and demands, whether existing or contingent, known or unknown, suspected or unsuspected, which arise out of your employment with, change in employment status with, and/or separation of employment from, the Company. This release is intended by you to be all encompassing and to act as a full and total release of any claims, whether specifically enumerated herein or not, that you may have or have had against the Company Releasees arising from conduct occurring up to and through the date of this Agreement, including, but not limited to, any claims arising from any federal, state or local law, regulation or constitution dealing with either employment, employment benefits or employment discrimination such as those laws or regulations concerning discrimination on the basis of race, color, creed, religion, age, sex, sex harassment, sexual orientation, national origin, ancestry, genetic carrier status, handicap or disability, veteran status, any military service or application for military service, or any other category protected under federal or state law; any claims under the WARN Act; any contract, whether oral or written, express or implied, including without limitation, any letter offering employment and any equity award agreement(s); any tort; any claim for equity or other benefits; or any other statutory and/or common law claim. You not only release and discharge the Company Releasees from any and all claims as stated above that you could make on your own behalf or on behalf of others, but also those claims that might be made by any other person or organization on your behalf, and you specifically waive any right to recover any damage awards as a member of any class in a case in which any claim(s) against the Company Releasees are made involving any matters.

        5.     Waiver of Rights and Claims Under the Age Discrimination in Employment Act of 1967:

        Since you are 40 years of age or older, you are being informed that you have or may have specific rights and/or claims under the Age Discrimination in Employment Act of 1967 (ADEA) and you agree that:

        (a)   in consideration for the limited waiver described in Section 2 of this Agreement, which you are not otherwise entitled to receive, you specifically and voluntarily waive such rights and/or claims under the ADEA you might have against the Company Releasees to the extent such rights and/or claims arose prior to the date this Agreement was executed;

        (b)   you understand that rights or claims under the ADEA which may arise after the date this Agreement is executed are not waived by you;

        (c)   you are advised that you have at least 45 days within which to consider the terms of this Agreement and to consult with or seek advice from an attorney of your choice or any other person of your choosing prior to executing this Agreement, and you acknowledge that you have not been subject to any undue or improper influence interfering with the exercise of your free will in deciding whether to consult with counsel;

        (d)   if you sign this Agreement within less than 45 days of the date of its delivery to you, you acknowledge that by signing this Agreement that such decision was entirely voluntary and that you had the opportunity to consider this Agreement for the entire 45-day period;

        (e)   you have carefully read and fully understand all of the provisions of this Agreement, and you knowingly and voluntarily agree to all of the terms set forth in this Agreement;

        (f)    in entering into this Agreement you are not relying on any representation, promise or inducement made by the Company or its attorneys with the exception of those promises described in this document; and

        (g)   you acknowledge that you have received a Disclosure Memorandum describing certain information required under the ADEA.

        6.     Period for Review and Consideration of Agreement:

        (a)   You acknowledge that you were informed and understand that you have forty-five (45) days to review this Agreement and consider its terms before signing it.

        (b)   The 45-day review period will not be affected or extended by any revisions, whether material or immaterial, that might be made to this Agreement.

        7.    Accord and Satisfaction:    The limited waiver set forth herein shall be complete and unconditional payment, settlement, accord and/or satisfaction with respect to all obligations and liabilities of the Company Releasees to you, including, without limitation, all claims for back wages, salary, vacation pay, draws, incentive pay, bonuses, stock and stock options, commissions, severance pay, reimbursement of expenses, motor vehicle expenses, moving expenses, any and all other forms of compensation or benefits, attorney's fees, or other costs or sums.

        8.    Company Files, Documents and Other Property:    You agree that on or before the Termination Date you will return to the Company all Company property and materials, including but not limited to, (if applicable) personal computers, laptops, palm pilots and their equivalent, fax machines, scanners, copiers, cellular phones, Company credit cards and telephone charge cards, manuals, building keys and passes, courtesy parking passes, diskettes, intangible information stored on diskettes, software programs and data compiled with the use of those programs, software passwords or codes, tangible copies of trade secrets and confidential information, sales forecasts, names and addresses of Company customers and potential customers, customer lists, customer contacts, sales information, sales forecasts, memoranda, sales brochures, business or marketing plans, reports, projections, and any and all other information or property previously or currently held or used by you that is or was related to your employment with the Company ("Company Property"). You represent that you have not and will not take by download or otherwise any Company Property. You agree that in the event that you discover any Company Property in your possession, whether in electronic form or otherwise, after the Termination Date, you will immediately return such materials to the Company.

        9.    No Liability or Wrongdoing:    Nothing in this Agreement, nor any of its terms and provisions, nor any of the negotiations or proceedings connected with it, constitutes, will be construed to constitute, will be offered in evidence as, received in evidence as, and/or deemed to be evidence of, an admission of liability or wrongdoing by any and/or all of the Company Releasees, and any such liability or wrongdoing is hereby expressly denied by each of the Company Releasees.

        10.   Future Conduct:

        (a)    Nondisparagement:    You agree not to make disparaging, critical or otherwise detrimental comments to any person or entity concerning the Company, its officers, directors or employees; the products, services or programs provided or to be provided by the Company; the business affairs, operation, management or the financial condition of the Company; or the circumstances surrounding your employment and/or separation of employment from the Company.

        (b)    Confidentiality of this Agreement:    You agree that you shall not disclose, divulge or publish, directly or indirectly, any information regarding the substance, terms or existence of this Agreement and/or any discussion or negotiations relating to this Agreement, to any person or organization other than your immediate family and accountants or attorneys when such disclosure is necessary for the accountants or attorneys to render professional services. Prior to any such disclosure that you may make, you shall secure from your attorney or accountant their agreement to maintain the confidentiality of such matters.

        (c)    Disclosures:    Nothing herein shall prohibit or bar you from providing truthful testimony in any legal proceeding or in communicating with any governmental agency or representative or from making any truthful disclosure required, authorized or permitted under law; provided, however, that in providing such testimony or making such disclosures or communications, you will use your best efforts to ensure that this Section is complied with to the maximum extent possible. Notwithstanding the foregoing, nothing in this Agreement shall bar or prohibit you from contacting, seeking assistance from or participating in any proceeding before any federal or state administrative agency to the extent permitted by applicable federal, state and/or local law. However, you nevertheless will be prohibited to the fullest extent authorized by law from obtaining monetary damages in any agency proceeding in which you do so participate.

        (d)    Future Cooperation:    You agree to cooperate reasonably with the Company (including its outside counsel) in connection with the contemplation, prosecution and defense of all phases of existing, past and future litigation about which the Company believes you may have knowledge or information. You further agree to make yourself available at mutually convenient times during and outside of regular business hours as reasonably deemed necessary by the Company's counsel. The Company shall not utilize this Section 10(d) to require you to make yourself available to an extent that would unreasonably interfere with full-time employment responsibilities that you may have. You agree to appear without the necessity of a subpoena to testify truthfully in any legal proceedings in which the Company calls you as a witness. The Company shall compensate you at the rate of $200.00 per hour for services provided by you pursuant to this Section 10(d); provided that the Company shall not be obligated to compensate you for any time that you could be compelled to expend if you were subpoenaed by the Company. The Company shall also reimburse you for any pre-approved reasonable business travel expenses that you incur on the Company's behalf as a result of your litigation cooperation services, after receipt of appropriate documentation consistent with the Company's business expense reimbursement policy.

        11.   Representations and Governing Law:

        (a)   This Agreement sets forth the complete and sole agreement between the parties and supersedes any and all other agreements or understandings, whether oral or written. This Agreement may not be changed, amended, modified, altered or rescinded except upon the express written consent of the Company and you.

        (b)   If any provision of this Agreement, or part thereof, is held invalid, void or voidable as against public policy or otherwise, the invalidity shall not affect other provisions, or parts thereof, which may be given effect without the invalid provision or part. To this extent, the provisions and parts thereof of this Agreement are declared to be severable. Any waiver of any provision of this Agreement shall not constitute a waiver of any other provision of this Agreement unless expressly so indicated otherwise. The language of all parts of this Agreement shall in all cases be construed according to its fair meaning and not strictly for or against either of the parties.

        (c)   This Agreement and any claims arising out of this Agreement (or any other claims arising out of the relationship between the parties) shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts and shall in all respects be interpreted, enforced and governed under the internal and domestic laws of Massachusetts, without giving effect to the principles of conflicts of laws of such state. Any claims or legal actions by one party against the other shall be commenced and maintained in a state or federal court located in Massachusetts, and you hereby submit to the jurisdiction and venue of any such court.

        (d)   You represent that you have not been subject to any retaliation or any other form of adverse action by the Company Releasees for any action taken by you as an employee of the Company or resulting from your exercise of or attempt to exercise any statutory rights recognized under federal, state or local law.

        (e)   You may not assign any of your rights or delegate any of your duties under this Agreement. The rights and benefits of this Agreement shall inure to the benefit of the Company's successors and assigns.

        12.    Effective Date:    After signing this letter, you may revoke this Agreement for a period of seven (7) days following said execution. The Agreement shall not become effective or enforceable and no payments will be made pursuant to this Agreement until this revocation period has expired ("Effective Date").

        If this letter correctly states the agreement and understanding we have reached, please indicate your acceptance by countersigning the enclosed copy and returning it to me.

Very truly yours, Helicos BioSciences Corporation
By:	/s/ Ronald A. Lowy Company Representative

        I REPRESENT THAT I HAVE READ THE FOREGOING AGREEMENT, THAT I FULLY UNDERSTAND THE TERMS AND CONDITIONS OF SUCH AGREEMENT AND THAT I AM KNOWINGLY AND VOLUNTARILY EXECUTING THE SAME. IN ENTERING INTO THIS AGREEMENT, I DO NOT RELY ON ANY REPRESENTATION, PROMISE OR INDUCEMENT MADE BY THE COMPANY OR ITS REPRESENTATIVES WITH THE EXCEPTION OF THE CONSIDERATION DESCRIBED IN THIS DOCUMENT.

Accepted and Agreed to:
/s/ J. William Efcavitch J. William Efcavitch
Date: September 8, 2010

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  Exhibit 10.2